Exhibit 99.2

Joint Press Release

LAKELAND BANCORP TO ACQUIRE SOMERSET HILLS BANCORP

          Oak Ridge, NJ and Bernardsville, NJ—January 29, 2013. The Boards of Directors of Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland Bancorp”), the parent company of Lakeland Bank, and Somerset Hills Bancorp (NASDAQ: SOMH) (“Somerset Hills Bancorp”), the parent company of Somerset Hills Bank, announced today that the companies have entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Somerset Hills Bancorp will be merged with and into Lakeland Bancorp, with Lakeland Bancorp as the surviving bank holding company. The Merger Agreement provides that the shareholders of Somerset Hills Bancorp will receive, at their election, for each outstanding share of Somerset Hills Bancorp common stock that they own at the effective time of the merger, either 1.1962 shares of Lakeland Bancorp common stock or $12.00 in cash, subject to proration as described in the Merger Agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland Bancorp common stock and 10% will be cash.

          Lakeland Bancorp expects to issue an aggregate of 5,780,883 shares of its common stock in the merger, and will also assume outstanding Somerset Hills Bancorp stock options (which will be converted into options to purchase Lakeland Bancorp common stock). The transaction is valued at approximately $64.4 million in the aggregate (excluding the assumption of stock options), or $12.00 per share, which represents a 31% premium over the closing sale price per share of Somerset Hills Bancorp common stock on January 28, 2013. The transaction is expected to be accretive to Lakeland Bancorp’s earnings per share in 2014 and slightly dilutive to tangible book value with an estimated earn back prior to December 31, 2014. In addition, the transaction is expected to be immediately accretive to the TCE Ratio (tangible common equity as a percentage of tangible assets) by approximately 25 basis points.

          The Merger Agreement provides that immediately after the merger of Somerset Hills Bancorp into Lakeland Bancorp, Somerset Hills Bank will merge with and into Lakeland Bank, with Lakeland Bank as the surviving bank.

          Upon the closing of the mergers, Messrs. Edward B. Deutsch and Thomas J. Marino (currently the Chairman of the Board and a director of Somerset Hills Bancorp, respectively) will be appointed to the Boards of Directors of Lakeland Bancorp and Lakeland Bank.

          In addition, upon the closing of the mergers, Stewart E. McClure, Jr., currently Vice Chairman and member of the Board of Directors of Somerset Hills Bancorp, and the President, Chief Executive Officer and Chief Operating Officer of Somerset Hills Bancorp and Somerset Hills Bank, will serve as Co-President of Lakeland Bank, the surviving bank. Robert Vandenbergh, Senior Executive Vice President and Chief Operating Officer of Lakeland Bancorp and Lakeland Bank, has been appointed President of Lakeland Bank in connection with the announcement of the Merger Agreement, and will serve as Co-President of Lakeland Bank effective upon the mergers, while retaining his current positions at Lakeland Bancorp. Thomas J. Shara, President and Chief Executive Officer of Lakeland Bancorp and Lakeland Bank, will continue to serve as Chief Executive Officer of Lakeland Bank and as President and Chief Executive Officer of Lakeland Bancorp.

          Mr. Shara remarked: “We are delighted to be combining with Somerset Hills, one of the best performing community banks in the state, and expanding Lakeland’s presence in the New Jersey counties it serves. Both banks share a focus on community banking and providing the highest level of service to our customers. We look forward to working with the Somerset Hills team in delivering to all of our customers and shareholders the benefits that we expect from this transaction.”

          Mr. McClure stated: “We are very excited to be partnering with such a strong, well managed organization as Lakeland. Together, our franchises create a great presence in one of the most attractive banking markets in the country. In addition to best in class customer service we each bring complimentary products and services to the combined company that we believe will be well received by our customers, and ultimately benefit our shareholders.”

          Lakeland Bank has 46 offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. It offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams and 24-hour or less turnaround time on consumer loan applications. As of December 31, 2012, Lakeland Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $2.92 billion, $2.15 billion, $2.37 billion and $280.9 million, respectively.

          Somerset Hills Bank operates six banking offices in New Jersey: its main office, located in Somerset County, four branch offices in Morris County and one branch office in Union County. Its lending activities are oriented to the small-to-medium sized business, high net worth individuals, professional practices and consumer and retail customers living and working primarily in its market area. Somerset Hills Bank also operates a licensed mortgage company subsidiary. As of December 31, 2012, Somerset Hills Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $368.9 million, $241.9 million, $320.2 million and $41.8 million, respectively.

          The Boards of Directors of both companies have unanimously approved the mergers. Closing is subject to receipt of approvals from regulators, approval of the holding company merger by Somerset Hills’ shareholders, approval of the issuance of Lakeland Bancorp shares in the holding company merger by Lakeland Bancorp’s shareholders and other customary conditions. The closing is expected to occur in the second or third quarters of 2013.

          Somerset Hills Bancorp’s directors and executive officers, owning in the aggregate approximately 7.9% of Somerset Hills Bancorp’s outstanding shares on December 31, 2012, have signed voting agreements pursuant to which they have agreed to vote their shares in favor of the holding company merger.

          Raymond James is acting as financial advisor to Lakeland Bancorp, and Keefe, Bruyette & Woods is acting as financial advisor to Somerset Hills Bancorp. Lowenstein Sandler LLP is acting as Lakeland Bancorp’s legal advisor. Windels Marx Lane & Mittendorf, LLP is acting as Somerset Hills Bancorp’s legal advisor.

Additional Information and Where to Find It

          This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed mergers, Lakeland Bancorp and Somerset Hills Bancorp intend to file a joint proxy statement, and Lakeland Bancorp intends to file a registration statement that will include the joint proxy statement as a prospectus, with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (when available) and other documents filed by Lakeland Bancorp and Somerset Hills Bancorp with the Commission at the Commission’s web site at www.sec.gov. These documents may be accessed and downloaded for free at Lakeland Bancorp’s website at www.lakelandbank.com or by directing a request to Investor Relations, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, NJ 07438 (973-697-2000). Documents filed by Somerset Hills Bancorp with the Commission may also be accessed and downloaded for free at Somerset Hills Bancorp’s website at www.somersethillsbank.com or by directing a request to Investor Relations, Somerset Hills Bancorp, 155 Morristown Road, Bernardsville, New Jersey 07924 (908-221-0100).

Participants in the Solicitation

          This communication is not a solicitation of a proxy from any security holder of Lakeland Bancorp or Somerset Hills Bancorp. However, Lakeland Bancorp, Somerset Hills Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Lakeland Bancorp’s and Somerset Hills Bancorp’s shareholders in respect of the proposed transaction. Information regarding the directors and executive officers of Lakeland Bancorp may be found in its definitive proxy statement relating to its 2012 Annual Meeting of Shareholders, which was filed with the Commission on April 9, 2012, and can be obtained free of charge from Lakeland

Bancorp’s website. Information regarding the directors and executive officers of Somerset Hills may be found in its definitive proxy statement relating to its 2012 Annual Meeting of Shareholders, which was filed with the Commission on March 19, 2012, and can be obtained free of charge from Somerset Hills’ website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the Commission when they become available.

Forward Looking Statements

          This communication contains forward-looking statements with respect to the proposed mergers and the timing of consummation of the mergers that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could” and other similar expressions are intended to identify such forward looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: failure to obtain shareholder or regulatory approval for the merger of Somerset Hills Bancorp into Lakeland Bancorp, and the merger of Somerset Hills Bank into Lakeland Bank; failure to realize anticipated efficiencies and synergies if the mergers are consummated; material adverse changes in Lakeland Bancorp’s or Somerset Hills Bancorp’s operations or earnings; decline in the economy in Lakeland Bancorp’s and Somerset Hills Bancorp’s primary market areas; as well as the risk factors set forth in the periodic reports filed by Lakeland Bancorp and Somerset Hills Bancorp with the Commission. Neither Lakeland Bancorp nor Somerset Hills Bancorp assumes any obligation for updating any such forward-looking statements at any time.